Exhibit 10.22

September 12, 2005

Michael Ostrach

Re: Employment Terms

Dear Michael,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) has offered you the position of Chief Operating Officer and General Counsel beginning on September 12, 2005 on the following terms:

You will report to Harold E. Selick, our Chief Executive Officer and work at our facility located at 1300 Seaport Blvd., 5th Floor, Redwood City, CA 94063. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Your compensation will be $25,000 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible for standard Company benefits as outlined on the attached Employee Benefits Program summary as well as a performance-based annual bonus of up to 30% of your annual salary. The Company may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval of the Company’s Board of Directors, you will be awarded a stock option grant to purchase 250,000 shares of the Company’s Common Stock subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest at your first anniversary of your starting date with the Company and (b) thereafter an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date. [The exercise price of your stock option will be equal to the fair market value of the Company’s Common Stock on the date your option is approved by the Board of Directors.] As a Company employee, you will be expected to abide by Company rules and regulations, sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and, once it is available, acknowledge in writing that you have read the Company’s Employee Handbook.

You will be eligible to sign the company’s form of Change of Control Severance Agreement, a copy of which has been provided to you.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. If your employment is involuntarily terminated within 18 months following a change of control, then you will be entitled to the severance benefits provided in the Change of Control Severance Agreement. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. A “List of Acceptable Documents” for employment eligibility verification is attached for your information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals under the terms described above. This offer will remain until end of day September 14, 2005. Should you have any questions, please contact me at 650.474.8208.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Mireya M. Ono
Mireya M. Ono
Director of Human Resources

Accepted:

/s/ Michael Ostrach	September 12, 2005
Michael Ostrach	Date

Enclosures:	Proprietary Information and Inventions Agreement
Change of Control Severance Agreement
Employee Benefits Summary
I-9 List of Acceptable Documents